   As filed with the Securities and Exchange Commission on December 16, 1999


                                                      Registration No. 333-18333
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------


                 POST-EFFECTIVE AMENDMENT NO. 10 ON FORM S-3 TO
                              FORM S-1 ON FORM S-3
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------


                 ANCHOR NATIONAL LIFE INSURANCE COMPANY
           (Exact name of registrant as specified in its charter)

California                            6311                      86-0198983
(State or other                 (Primary Standard            (I.R.S. Employer
jurisdiction of              Industrial Classification      Identification No.)
incorporation or Number)           organization)

                               1 SunAmerica Center
                       Los Angeles, California 90067-6022
                                 (310) 772-6000
               (Address, including zip code, and telephone number,
                      including area code, or registrant's
                          principal executive offices)


                            Susan L. Harris, Esquire
                     Anchor National Life Insurance Company
                               1 SunAmerica Center
                       Los Angeles, California 90067-6022
                                 (310) 772-6000
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                             ----------------------


     Approximate date of commencement of proposed sale to the public: As soon after the effective date of this Registration Statement as is practicable.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

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                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 16th day of December, 1999.


                             By: ANCHOR NATIONAL LIFE INSURANCE COMPANY



                             By:    /s/ JAY S. WINTROB
                                ---------------------------------------
                                    Jay S. Wintrob
                                    Executive Vice President


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                      TITLE                        DATE
        ---------                      -----                        ----

ELI BROAD*                   President, Chief Executive
----------------               Officer, & Chairman of
Eli Broad                            Board
                           (Principal Executive Officer)


SCOTT L. ROBINSON*           Senior Vice President &
----------------                   Director
Scott L. Robinson         (Principal Financial Officer)


N. SCOTT GILLIS*             Senior Vice President &
----------------                  Controller
N. Scott Gillis           (Principal Accounting Officer)


JAMES R. BELARDI*                   Director
----------------
James R. Belardi


JANA W. GREER*                      Director
----------------
Jana W. Greer


JAY S. WINTROB*                     Director
----------------
Jay S. Wintrob


/s/ SUSAN L. HARRIS                 Director                December 16, 1999
-------------------
Susan L. Harris


PETER McMILLAN*                     Director
----------------
Peter McMillan


MARC H. GAMSIN*
-----------------
Marc H. Gamsin


  *By:  /s/ SUSAN L. HARRIS         Attorney-in-Fact
        -----------------------
        Susan L. Harris



        Date: December 16, 1999

                                  EXHIBIT INDEX



               Exhibit No.          Description
               -----------          -----------
               (24)                 Power of Attorney